Exhibit 5.1

Seward & Kissel llp ONE BATTERY PARK PLAZA NEW YORK, NEW YORK 10004

TELEPHONE: (212) 574-1200 FACSIMILE: (212) 480-8421 WWW.SEWKIS.COM	901 K Street, NW WASHINGTON, D.C. 20001 TELEPHONE: (202) 737-8833 FACSIMILE: (202) 737-5184

December 23, 2016

DryShips Inc.
109 Kifisias Avenue and Sina Street
151 24, Marousi
Athens, Greece

Re:	DryShips Inc.
Ladies and Gentlemen:
We have acted as counsel to DryShips Inc., a Marshall Islands corporation (the "Company"), in connection with (i) the offering (the "Offering") by the Company of up to $200,000,000 of shares of its common stock, par value $0.01 per share ("Common Shares") that the Company may issue and sell from time to time (the "Offered Shares") and up to $1,500,000 of Common Shares that may be issued from time to time (the "Commitment Shares", and together with the Offered Shares, the "Shares"), which Shares include related preferred share purchase rights ("Preferred Share Purchase Rights"), in accordance with the terms of the Common Stock Purchase Agreement, dated December 23, 2016, between the Company and Kalani Investments Limited (the "Purchase Agreement"), (ii) the preparation of the registration statement on Form F-3 (No. 333-202821) (the "Registration Statement"), deemed effective by the U.S. Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act") on May 7, 2015 and the prospectus dated April 29, 2015, included therein (the "Base Prospectus"), and (iii) the preparation of the prospectus supplement dated December 23, 2016 related to the Offering and filed with the Commission pursuant to Rule 424(b) under the Act (the "Prospectus Supplement," and together with the Base Prospectus, the "Prospectus").
In rendering this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of: (i) the Company's Amended and Restated Articles of Incorporation, as amended and in effect on December 23, 2016; (ii) the Company's Second Amended and Restated Bylaws, as amended and in effect on December 23, 2016; (iii) the Stockholders Rights Agreement dated as of January 18, 2008, as amended (the "Rights Agreement") related to the Preferred Share Purchase Rights (iv) the unanimous written consent of the Company's board of directors, dated December 23, 2016 related to the Offering; (v) the Purchase Agreement; (vi) the Registration Statement; (vii) the Prospectus; and (viii) such corporate documents and records of the Company and such other instruments, certificates and documents as we have deemed necessary or appropriate as a basis for the opinions hereinafter expressed. In such examinations, we have assumed the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies or drafts of documents to be executed, the genuineness of all signatures and the legal competence or capacity of persons or entities to complete the execution of documents. As to various questions of fact that are material to the opinions hereinafter expressed, we have relied upon statements or certificates of public officials, directors and officers of the Company and others.
We have further assumed for the purposes of this opinion, without investigation, that (i) all documents contemplated by the Prospectus to be executed in connection with the Offering have been duly authorized, executed and delivered by each of the parties thereto other than the Company, and (ii) the terms of the Offering comply in all respects with the terms, conditions and restrictions set forth in the Prospectus and all of the instruments, agreements and other documents relating thereto or executed in connection therewith.
In connection with our opinion expressed below, we have assumed that, at or prior to the time of the delivery of any of the Shares, there will not have occurred any change in the law or the facts affecting the validity of the Shares.
With respect to the Shares, we have assumed that, as of each and every time any of the Shares are issued in accordance with the Purchase Agreement (except for the issuance of 106,733 Commitment Shares on the date hereof), the Company will have a sufficient number of authorized and unissued Common Shares available for issuance under its Amended and Restated Articles of Incorporation.
Based upon and subject to the foregoing, and having regard to such other legal considerations which we deem relevant, we are of the opinion that:
1.	The Shares and the Preferred Share Purchase Rights have been duly authorized by the Company.
2.	The Shares, when issued, sold and paid for as contemplated in the Prospectus Supplement and Purchase Agreement, will be validly issued, fully paid and non-assessable.
3.
When the Shares are issued, sold and paid for as contemplated in the Prospectus Supplement and Purchase Agreement, the related Preferred Share Purchase Rights will constitute binding obligations of the Company in accordance with the terms of the Rights Agreement.

The foregoing opinions are subject in each case to applicable insolvency, bankruptcy, reorganization, moratorium, fraudulent transfer, fraudulent conveyance or other similar laws affecting generally the enforceability of creditors' rights from time to time in effect and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law, including application of principles of good faith, fair dealing, commercial reasonableness, materiality, unconscionability and conflict with public policy and other similar principles.
This opinion is limited to the laws of the State of New York, the federal laws of the United States of America, and the laws of the Republic of the Marshall Islands as in effect on the date hereof.
We hereby consent to the incorporation by reference of this opinion into the Registration Statement and to each reference to us and the discussions of advice provided by us under the headings "Legal Matters" in the Prospectus, without admitting we are "experts" within the meaning of the Act or the rules and regulations of the Commission promulgated thereunder with respect to any part of the Registration Statement or Prospectus.
Very truly yours, /s/ Seward & Kissel LLP